Exhibit 99.1

RenaissanceRe Announces Initial Estimated Net Negative Impact From the Flooding in Thailand and Net Loss at RenRe Energy Advisors Ltd.

PEMBROKE, Bermuda, January 25, 2012 — RenaissanceRe Holdings Ltd. (NYSE: RNR) (“RenaissanceRe” or the “Company”) today announced its initial estimated net negative impact from the flooding in Thailand, which occurred over four months in 2011 and resulted in widespread damage to property and the country’s manufacturing infrastructure. The Company currently expects that losses from the flooding in Thailand will have a net negative impact of approximately $45 million on its fourth quarter 2011 results. Net revisions to prior period large catastrophe loss estimates including the February 2011 New Zealand earthquake and the Tohoku earthquake are not expected to have a significant net impact on the Company’s financial results for the fourth quarter of 2011.

The net negative impact of these events includes the sum of estimates of net claims and claim expenses incurred, earned reinstatement premiums assumed and ceded, lost profit commissions, redeemable noncontrolling interest – DaVinciRe, equity in the net claims and claim expenses of Top Layer Re, and other income in respect of ceded reinsurance contracts accounted for at fair value. The Company’s estimates are based on a review of its potential exposures, preliminary discussions with certain counterparties and catastrophe modeling techniques. Given the magnitude and recent occurrence of the floods in Thailand, limited claims data received to date, the contingent nature of business interruption and other exposures, the potential lengthy claims development period, potential uncertainties relating to reinsurance recoveries and other uncertainties inherent in loss estimation, meaningful uncertainty remains regarding these losses. Accordingly, the Company’s actual net impact from these events will vary from these preliminary estimates, perhaps materially so. Changes in these estimates will be recorded in the period in which they occur.

RenaissanceRe’s fourth quarter 2011 results will also include approximately $31 million in after-tax losses related to RenRe Energy Advisors Ltd., the Company’s weather and energy risk management operations, due primarily to unusually warm weather in the U.K. and certain parts of the U.S. during the fourth quarter of 2011.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain property catastrophe and specialty joint ventures, (2) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458, and (3) Insurance, which principally includes the Company’s Bermuda-based insurance operations.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q.

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Investor Contact:

RenaissanceRe Holdings Ltd.

Rohan Pai, 441-295-4513

Director of Investor Relations or

Media Contact:

Kekst and Company

Peter Hill or Dawn Dover, 212-521-4800